SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. _)
                           ________________________

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

CHECK THE APPROPRIATE BOX:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Materials Pursuant to ss.ss. 240.14a-11(c) or ss.ss. 240.14a-12

                            FRENCH FRAGRANCES, INC.
               (Name of Registrant as specified in its Charter)


     (Name of Persons(s) Filing Proxy Statement if other than Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:
         ___________________________________________________________________
    (2)  Aggregate number of securities to which transaction applies:
         ___________________________________________________________________
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         ___________________________________________________________________
    (4)  Proposed maximum aggregate value of transaction:
         ___________________________________________________________________
    (5)  Total fee paid:
         ___________________________________________________________________

[ ] Fee previously paid with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1)   Amount Previously Paid:             ________________________
    (2)   Form, Schedule or Registration No.: ________________________
    (3)   Filing Party:                       ________________________
    (4)   Date Filed:                         ________________________

                              FRENCH FRAGRANCES, INC.

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD ON JUNE 25, 1998


     Notice is hereby given that the Annual Meeting of Shareholders of French Fragrances, Inc. (the "Company"), will be held on June 25, 1998 at 10:00 a.m., Eastern Standard Time, at the Company's principal executive offices at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, for the following purposes, as described in the attached proxy statement:

    1. To elect a board of six directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.

    2. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending January 31, 1999.

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on April 27, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any adjournment thereof. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.

    It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to please complete, date and sign the enclosed proxy card and return it in the envelope provided for that purpose.

                                  By Order of the Board of Directors.


                                  OSCAR E. MARINA
                                  Secretary


Miami, Florida
May 22, 1998


YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-FREE ENVELOPE. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                     FRENCH FRAGRANCES, INC.
                           _______________________

                                PROXY STATEMENT
                           _______________________

                        ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JUNE 25, 1998

GENERAL

    This Proxy Statement has been prepared and is furnished by the Board of Directors of French Fragrances, Inc. (the "Company"), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company to be held at the Company's principal executive offices at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, at 10:00 a.m., Eastern Standard Time, on June 25, 1998, and at any adjournment thereof, for the purposes set forth in the accompanying notice of meeting.

    It is anticipated that the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, this Proxy Statement and the accompanying form of proxy card will be mailed to shareholders on or about May 22, 1998. The Annual Report is not to be regarded as proxy soliciting material.

    The Company was organized in Florida in 1960 and, until the November 30, 1995 merger (the "Merger") of a privately-held Florida corporation named French Fragrances, Inc. ("FFI") with and into the Company, was known as Suave Shoe Corporation. Prior to the Merger, the Company had been engaged in the manufacture and importation of casual, athletic and leisure footwear. Following the Merger, the Company, as the surviving corporation, changed its name to "French Fragrances, Inc." and management of FFI became the management of the Company. Since the Merger, the Company's principal business operations consist of the business operations previously conducted by FFI, which is the manufacture, distribution and marketing of prestige fragrances and related cosmetic products.

OUTSTANDING SHARES AND VOTING RIGHTS

    Only shareholders of record of the Common Stock, $.01 par value (the "Common Stock") on the books of the Company at the close of business on April 27, 1998 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 13,789,358 shares of Common Stock entitled to vote on each matter to be presented at the Annual Meeting. Holders of the Common Stock have one vote per share on all matters. No other class of stock of the Company has voting rights.

    A majority of the shares of Common Stock entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum for action on a matter at the Annual Meeting of Shareholders. In determining the presence of a quorum at the Annual Meeting, abstentions are counted and broker non-votes are not. The Company's Bylaws provide that the affirmative vote of a majority of the shares of the voting stock represented, in person or by proxy, and entitled to vote on a matter at a meeting in which a quorum is present shall be the act of the shareholders, except as otherwise provided by law. The Florida Business Corporation Act provides that directors are elected by a plurality of the votes cast. Abstentions and broker non-votes have no legal effect on whether a nominee for director is elected, but will have the same effect as votes against the ratification of the appointment of Deloitte & Touche, LLP as the independent auditors of the Company for the fiscal year ending January 31, 1999.

    As of April 27, 1998, the directors and executive officers of the Company (including companies under their control) beneficially owned approximately 41% of the Common Stock. The aggregate beneficial ownership of such persons permits them to have effective control of the Company and to direct the management and affairs of the Company.

    Shares represented by a properly executed proxy received in time to permit its use at the Annual Meeting or any adjournment thereof will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the shares represented by the proxy will be voted FOR the election of all of the nominees for director, FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending January 31, 1999, and in the discretion of the proxy holders as to any other matter which may properly come before the meeting.

    You are requested, regardless of the number of shares you hold, to sign the proxy and return it promptly in the enclosed envelope. Each shareholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the Annual Meeting, by written notice to the Secretary of the Company or by delivery of a later-dated proxy.

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

    The following table sets forth, as of May 15, 1998: (i) the ownership of Common Stock by all persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; and (ii) the beneficial ownership of Common Stock, Series B Convertible Preferred Stock of the Company, $.01 par value ("Series B Convertible Preferred"), and Series C Convertible Preferred Stock of the Company, $.01 par value ("Series C Convertible Preferred"), by (a) directors and nominees (listed by name) of the Company, (b) the Company's chief executive officer and its four other most highly compensated executive officers for the fiscal year ended January 31, 1998, and (c) all directors and executive officers of the Company as a group, without naming them.

                                COMMON STOCK             SERIES B CONVERTIBLE PREFERRED
                       ------------------------------    ------------------------------
                       AMOUNT AND NATURE   PERCENTAGE    AMOUNT AND NATURE   PERCENTAGE
NAME AND ADDRESS OF    OF BENEFICIAL       OF THE        OF BENEFICIAL       OF THE
BENEFICIAL OWNER (1)   OWNERSHIP (2)       CLASS         OWNERSHIP           CLASS
Rafael Kravec(3)(5)      2,806,551           19.7%             5,419            2.0%

E. Scott Beattie(4)(5)     857,651            5.9              5,961            2.1

Gretchen Goslin(6)          67,856             *                  --             --

William J. Mueller(6)       71,620             *                  --             --

Oscar E. Marina(7)          33,189             *                  --             --

J.W. Nevil Thomas(8)       134,101             *               7,587            2.8

Fred Berens(9)             827,123            5.9                 --             --

Richard C.W. Mauran(10)  1,886,992           12.9             84,232           31.0

George Dooley(11)           31,000             *                  --             --

Fragrance Marketing
Group, Inc.(12)          1,022,727            6.9                 --             --

Bedford Capital
 Financial
 Corporation(13)           713,251            5.1                 --             --

Putnam Investments,
 Inc.(14)                  705,542            5.1                 --             --

The Prudential Insurance
 Company of America(15)    700,000            5.1                 --             --

All directors and
executive officers
as a group
(9 persons) (10)(16)     6,591,087           40.6            103,199           38.0

                                  (RESTUBBED TABLE FROM ABOVE)

                          SERIES C CONVERTIBLE PREFERRED
                          ------------------------------
                          AMOUNT AND NATURE   PERCENTAGE
NAME AND ADDRESS OF       OF BENEFICIAL       OF THE
BENEFICIAL OWNER (1)      OWNERSHIP (2)       CLASS
Rafael Kravec(3)(5)             8,835            1.7%

E. Scott Beattie(4)(5)         13,945            2.7

Gretchen Goslin(6)              3,220             *

William J. Mueller(6)           3,220             *

Oscar E. Marina(7)              3,222             *

J.W. Nevil Thomas(8)           11,682            2.3

Fred Berens(9)                     --             --

Richard C.W. Mauran(10)       131,518           25.7

George Dooley(11)                  --             --

Fragrance Marketing
 Group, Inc.(12)                   --             --

Bedford Capital
 Financial Corporation(13)         --             --

Putnam Investments, Inc.(14)       --             --

The Prudential Insurance
 Company of America(15)            --             --

All directors and
 executive officers
 as a group
(9 persons) (10)(16)          175,642           34.3

-------------
* Less than one percent of the class.

(1) The address of each of the persons shown in the above table other than Messrs. Thomas and Mauran, Bedford Capital Financial Corporation ("BCFC"), Fragrance Marketing Group, Inc., Putnam Investments, Inc., and The Prudential Insurance Company of America is c/o French Fragrances, Inc., 14100 NW 60th Avenue, Miami Lakes, Florida 33014. The address of Mr. Thomas is Scotia Plaza, Suite 4712, Toronto, Canada M5H 3Y2.

     The address of Mr. Mauran is 31 Burton Court, Franklins Row, London SW3 England. The address of Fragrance Marketing Group, Inc. is 7445 N.W. 12th Street, Miami, Florida 33126. The address of BCFC is Charlotte House, Second Floor, Shirley Street, P.O. Box N964, Nassau, Bahamas. The address of Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts 02109. The address of The Prudential Insurance Company of America is 751 Broad Street, Newark, New Jersey 07102.

(2) Includes, where applicable, shares of Common Stock issuable upon the conversion of Series B Convertible Preferred, Series C Convertible Preferred and 7.5% Convertible Debentures Due 2006 ("7.5% Convertible Debentures"), and upon the exercise of warrants and of options to acquire Common Stock ("Options"), held by such persons which may be converted or exercised within 60 days after May 15, 1998. A total of 7.12 shares of Common Stock are issuable upon conversion of one share of Series B Convertible Preferred at a conversion price of $3.30 per Common Stock share. One share of Common Stock is issuable upon conversion of one share of Series C Convertible Preferred at a conversion price of $5.25 per Common Stock share. The 7.5% Convertible Debentures are convertible into shares of Common Stock at $7.20 per share. Unless otherwise indicated, the Company believes that all persons named in the table above have sole voting power and investment power with respect to all shares of Common Stock, Series B Convertible Preferred and Series C Convertible Preferred beneficially owned by them.

(3) The Common Stock includes (i) 2,349,000 shares of Common Stock owned by Mr. Kravec, including 1,000 shares which are owned by Mr. Kravec's daughter and as to which he disclaims beneficial ownership, (ii) 38,583 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred owned by National Trading Manufacturing, Inc., a corporation which is controlled by Mr. Kravec ("National Trading"), (iii) 8,835 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred owned by National Trading, (iv) 106,800 shares of Common Stock issuable upon the exercise of Options owned by Mr. Kravec,
     (v) 68,750 shares of Common Stock issuable upon conversion of 7.5% Convertible Debentures owned by Mr. Kravec, and (vi) 234,583 shares of Common Stock issuable upon conversion of 7.5% Convertible Debentures owned by National Trading.

(4) The Common Stock includes (i) 610,900 shares of Common Stock issuable upon the exercise of Options, (ii) 42,442 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred, (iii) 13,945 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred, (iv) 1,163 shares of Common Stock issuable upon conversion of 7.5% Convertible Debentures, and (v) the shares of Common Stock referred to in Note (5). The Common Stock also includes 64,201 shares of Common Stock owned by E.S.B. Consultants, Inc. ("ESB"), a company that until September 1997 was controlled by Mr. Beattie, and as to which he disclaims beneficial ownership.

(5) The Common Stock includes 125,000 shares of Common Stock which Mr. Beattie has an option to purchase.

(6) The Common Stock includes 63,400 shares of Common Stock issuable upon the exercise of Options and 3,220 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred.

(7) The Common Stock includes 29,889 shares of Common Stock issuable upon the exercise of Options and 3,222 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred. The remaining 3,300 shares of Common Stock are owned together with his spouse as joint tenants with right of survivorship.

(8) The Common Stock includes (i) 68,400 shares of Common Stock issuable upon the exercise of Options owned by Mr. Thomas, (ii) 54,019 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred owned by Nevcorp, Inc., a corporation controlled by Mr. Thomas ("Nevcorp"), and (iii) 11,682 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred owned by Nevcorp.

(9) The Common Stock includes (i) 712,000 shares of Common Stock, (ii) 39,920 shares of Common Stock issuable upon the exercise of Options, and (iii) 75,833 shares of Common Stock issuable upon conversion of 7.5% Convertible Debentures.

(10) The Common Stock includes (i) 879,859 shares of Common Stock owned by Euro Credit Investments Limited ("Euro Credit"), a company controlled by Mr. Mauran, (ii) 125,000 shares of Common Stock owned by Devonshire Trust ("Devonshire"), a trust of which Mr. Mauran is a trustee, (iii) 110,680 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred owned by Devonshire, (iv) 489,051 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred owned by Euro Credit, (v) 108,254 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred owned by EuroCredit,
     (vi) 23,264 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred owned by Devonshire, (vii) 39,920 shares of Common Stock issuable upon the exercise of Options owned by Mr. Mauran,
     (viii) 109,114 shares of Common Stock issuable upon conversion of 7.5% Convertible Debentures owned by Mr. Mauran, and (ix) 1,850 shares of Common Stock issuable upon conversion of 7.5% Convertible Debentures owned by Devonshire.

(11) The Common Stock includes 22,000 shares of Common Stock issuable upon the exercise of Options. The remaining 9,000 shares of Common Stock are owned together with his spouse as joint tenants with right of survivorship.

(12) Represents shares of Common Stock issuable upon the exercise of warrants which were issued to Fragrance Marketing Group, Inc. in connection with the Company's acquisition of the assets of Fragrance Marketing Group, Inc. in May 1996.

(13) The Common Stock includes (i) 417,801 shares of Common Stock, (ii) 240,378 shares of Common Stock issuable upon the conversion of Series B

     Convertible Preferred, and (iii) 55,072 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred.

(14) Based on a Schedule 13G dated January 16, 1998. Putnam Investments, Inc. has shared voting power over 315,817 shares of Common Stock through its wholly-owned subsidiary, The Putnam Advisory Company, Inc., and shared investment power over 705,542 shares of Common Stock through its wholly-owned subsidiaries, The Putnam Advisory Company, Inc. and Putnam Investment Management, Inc.

(15) Based on a Schedule 13G dated February 10, 1998. The Prudential Insurance Company of America has sole voting and investment power over these shares of Common Stock.

(16) The Common Stock includes (i) 734,775 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred, (ii) 175,642 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred, (iii) 491,293 shares of Common Stock issuable upon the conversion of the 7.5% Convertible Debentures, and (iv) 981,412 shares of Common Stock issuable upon the exercise of Options.


                      PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINEES

     Six directors are to be elected at the Annual Meeting. The six nominees named below are currently serving as the directors of the Company and have been designated by the Board of Directors (the "Board") as nominees for election as directors, to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. In the event that any nominee is unable or unwilling to serve, discretionary authority is reserved to the persons named in the accompanying form of proxy to vote for substitute nominees. The Board does not anticipate that such an event will occur. Each director must be elected by a plurality of the votes cast.

     The names of the nominees and information about them are set forth below.

     RAFAEL KRAVEC, age 66, has served as Chairman of the Board of the Company since April 1997. Mr. Kravec served as Chief Executive Officer and as a director of the Company from the date of Merger in November 1995 until March 1998, and as President of the Company from the date of the Merger until April 1997. Mr. Kravec served as President and Chief Executive Officer and a director of FFI from its formation in July 1992 until the consummation of the Merger. Mr. Kravec has also served as President and Chief Executive Officer and a director of the following wholly-owned subsidiaries of the Company: (i) G.B. Parfums, Inc. since its formation in March 1995, (ii) Halston Parfums, Inc. since its formation in March 1996, (iii) Fine Fragrances, Inc. since March 1990, and (iv) FRM Services, Inc. since December 1996. Mr. Kravec has also served as President and Chief Executive Officer and a director of National Trading since 1981.

     J.W. NEVIL THOMAS, age 60, has served as Vice Chairman of the Board of the Company since April 1997 and previously served as Chairman of the Board of the Company from the consummation of the Merger until April 1997. Mr. Thomas served as Chairman of the Board of FFI from its formation in July 1992 until the consummation of the Merger. Since 1970, Mr. Thomas has served as President of Nevcorp, a financial and management consulting firm which is controlled by Mr. Thomas. Mr. Thomas is Chairman of the Board of Bedford Capital Corporation ("Bedford"), a Toronto, Canada-based firm that is engaged in the business of providing merchant banking services through two private pools of capital to middle-market companies and is a wholly-owned subsidiary of BCFC, and as a director of Pet Valu, Inc., a pet food retailer, and PMC International Inc., an investment management company.

     E. SCOTT BEATTIE, age 39, has served as President and Chief Executive Officer of the Company since March 1998 and has been a director of the Company since the Merger. From April 1997 to March 1998, Mr. Beattie served as President and Chief Operating Officer of the Company, and from November 1995 until April 1997, Mr. Beattie served as Vice Chairman of the Board and Assistant Secretary of the Company (positions he held with FFI from January 1995 until the consummation of the Merger). From September 1989 to September 1997, Mr. Beattie served as President of ESB, a financial and management consulting firm that until September 1997 was controlled by Mr. Beattie. ESB provided consulting services to the Company from 1992 until 1997. Mr. Beattie has also served as Executive Vice President of Bedford since March 1995 and as Vice President of Bedford from September 1989 to March 1995. Mr. Beattie is a director of Bedford, Cash Converters, Inc., a specialty retailer, and Janna Systems Inc., an applications software company.

     FRED BERENS, age 55, has served as a director of the Company since the Merger. Mr. Berens served as a director of FFI from its formation in July 1992 until the consummation of the Merger. Mr. Berens has served as Senior Vice President - Investments of Prudential Securities, Inc., an investment banking firm, since March 1965. Mr. Berens previously served as a director of the Company, when it was known as Suave Shoe Corporation, until December 1994.

     RICHARD C.W. MAURAN, age 64, has served as a director of the Company since the Merger. Mr. Mauran served as a director of FFI from its formation in July 1992 until the consummation of the Merger. Mr. Mauran is a private investor and serves as Chairman and Chief Executive Officer of BCFC and as a director of Bedford, Microbix Biosystems, Inc., a biotechnology company, Pet Valu, Inc., and US Physical Therapy, Inc., which owns and operates physiotherapy centers.

     GEORGE DOOLEY, age 65, has served as a director of the Company since March 1996. Mr. Dooley has served as President and Chief Executive Officer of
(i) Community Television Foundation of South Florida, Inc., a not-for-profit corporation supporting, and a licensee of, public television station WPBT Channel 2, since 1955, (ii) WPBT Communications Foundation, Inc., a not-for-profit corporation supporting public television station WPBT Channel 2, since 1981, and (iii) Comtel, Inc., a company providing television facilities to television producers, since 1981.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH NOMINEE FOR DIRECTOR.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Federal securities laws require the Company's directors, executive officers, and persons who beneficially own more than 10 percent of the Common Stock to file reports of initial ownership and reports of subsequent changes in ownership with the Securities and Exchange Commission (the "Commission") and to provide copies of these reports to the Company. Specific due dates have been established and the Company is required to disclose in this Proxy Statement any failure of the foregoing persons to file timely those reports during its fiscal year ended January 31, 1998. To the best of the Company's knowledge, based solely upon a review of copies of reports furnished to it and written representations that no other reports were required, all of the Company's directors, executive officers and 10 percent or greater beneficial owners of Common Stock made all such filings timely, with the following exceptions: (i) one report reporting two transactions for director and executive officer E. Scott Beattie; and (ii) one report reporting one transaction for director Richard C.W. Mauran, were inadvertently filed late.


                     MEETINGS AND COMMITTEES OF THE BOARD

GENERAL

     During the fiscal year ended January 31, 1998, the Board of Directors held five meetings and each director attended at least 75% of the total meetings of the Board and at least 75% of the total meetings of the committees of the Board in which he served. The Board has an Audit Committee and Compensation Committee.

     The Audit Committee consists of Messrs. Berens, Dooley and Thomas, none of whom are presently or formerly employees of the Company. The Audit Committee oversees the procedures, scope and results of the annual audit and reviews the services provided by the Company's independent auditors. The Audit Committee met once during the fiscal year ended January 31, 1998.

     The Compensation Committee consists of Messrs. Berens and Dooley. The Compensation Committee administers the Company's stock option plans and determines the compensation of the Company's executive officers. The Compensation Committee met once during the fiscal year ended January 31, 1998.

     The Board does not have a standing nominating committee. The Board performs this function.

                             DIRECTOR COMPENSATION

     Directors who are employees of the Company do not receive any monetary compensation for serving on the Board or any of its committees. Directors who are not employees of the Company (currently Messrs. Thomas, Berens, Dooley and

Mauran) receive an annual retainer of $3,000 and a fee of $500 for each meeting of the Board or a committee of the Board attended. The Board also reimburses all directors for all expenses incurred in connection with their activities as directors. Under the terms of the Non-Employee Director Stock Option Plan (the "Directors' Plan"), non-employee directors receive stock options for 7,000 shares of Common Stock upon their initial election to the Board and stock options for 7,500 shares of Common Stock annually upon reelection to the Board at the annual meeting of shareholders. All options granted under the Directors' Plan are exercisable one year from the date of grant. During the fiscal year ended January 31, 1998, upon their reelection to the Board at the annual meeting of shareholders in June 1997, each of Messrs. Thomas, Berens, Dooley and Mauran were granted stock options under the Directors' Plan for 7,500 shares of Common Stock exercisable at $9.38 per share. Directors who are not on the Compensation Committee may also be granted stock options under the Company's 1995 Stock Option Plan (the "1995 Plan"). During the fiscal year ended January 31, 1998, Mr. Beattie was granted options for 7,500 shares of Common Stock under the 1995 Plan exercisable at $9.38 per share on or after June 20, 1998. For information on agreements which the Company had entered into with Bedford and companies affiliated with Messrs. Thomas and Beattie, see "Certain Relationships and Related Transactions."

                            EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid by the Company for the fiscal years ended January 31, 1998 and 1997, and by FFI until the Merger and by the Company following the Merger for the fiscal year ended January 31, 1996, to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company whose compensation exceeded $100,000 (the "Named Executives").

                                   SUMMARY COMPENSATION TABLE
                                                                          LONG-TERM
                                    ANNUAL COMPENSATION                   COMPENSATION
                    ---------------------------------------------------   ------------
                                                                          COMMON STOCK
NAME AND                                               OTHER ANNUAL       UNDERLYING
PRINCIPAL POSITION    YEAR (1)   SALARY    BONUS (2)   COMPENSATION (3)   OPTIONS (#)
Rafael Kravec         1/31/98   $300,000   $100,000        $4,803                --
 Chairman of the      1/31/97   $296,624   $120,000         3,256                --
 Board & Chief        1/31/96   $250,000   $ 90,000         4,803                --
 Executive
 Officer(4)

E. Scott Beattie      1/31/98   $257,405   $175,000            --             7,500
 President(4)(5)      1/31/97   $ 96,000   $120,000            --           100,000
                      1/31/96   $ 20,000         --            --            50,000

Gretchen Goslin       1/31/98   $175,000   $ 88,000            --                --
 Vice President -     1/31/97   $165,384   $ 70,000            --            10,000
 Marketing            1/31/96   $123,077   $ 40,000            --                --


William J. Mueller    1/31/98   $170,000   $ 88,000         4,585                --
 Vice President -     1/31/97   $166,502   $ 70,000         3,629            10,000
 Operations, Chief    1/31/96   $130,000   $ 40,000         4,770                --
 Financial Officer
 & Treasurer

Oscar E. Marina       1/31/98   $150,000   $ 75,000            --            10,000
 Vice President,      1/31/97   $129,328   $ 35,000            --            20,000
 General Counsel &
 Secretary(6)

------------
(1) The amounts shown for "1/31/98", "1/31/97", "1/31/96" are for the fiscal years ended January 31, 1998, 1997 and 1996, respectively.

(2) The Company creates an annual bonus pool for Mr. Kravec and the other members of senior management equal to 6% of the pre-tax profit of the Company (the "Bonus Pool"). On an annual basis, the Compensation Committee approves the allocation of the Bonus Pool among Mr. Kravec and the other members of the Company's management and other key personnel of the Company. For 1/31/98, the bonus for certain of the Named Executives includes the grant of the following amounts of Series C Convertible Preferred (the "Preferred Shares") which were acquired by the Company from funds in the Bonus Pool at a price of $5.25 per share:
      (a) E. Scott Beattie - 4,760 Preferred Shares (representing $24,990 of the bonus allocation); (b) Gretchen Goslin - 3,220 Preferred Shares representing ($16,905 of the bonus allocation); (c) William J. Mueller - 3,220 Preferred Shares (representing $16,905 of the bonus allocation); and (d) Oscar E. Marina - 3,222 Preferred Shares (representing $16,916 of the bonus allocation). The Preferred Shares do not have an established fair market value. Each Preferred Share is convertible into one share of Common Stock upon payment of a conversion price of $5.25 per share. The closing price on the Nasdaq National Market of the Common Stock on the date the Preferred Shares were granted was $12.50.

(3) The amounts shown represent the amount the Company reimbursed the Named Executive for the payment of taxes on the value received by the Named Executive from a Company provided automobile. The amounts reflected in the above table do not include any amounts for perquisites and other personal benefits. The aggregate amount of such compensation for each Named Executive did not exceed 10% of the total annual salary and bonus of such Named Executive and, accordingly, has been omitted from the table as permitted by the rules of the Commission.

(4) Mr. Beattie was appointed to the position of Chief Executive Officer of the Company in March 1998.

(5) Mr. Beattie was appointed to the position of President of the Company in April 1997. Mr. Beattie served as Vice Chairman and Assistant Secretary of the Company (or FFI prior to the Merger) during the fiscal years ended January 31, 1997 and 1996. Salary for 1/31/98 represents $71,155 in salary paid to Mr. Beattie following his becoming an employee of the Company in September 1997, and $186,250 in consulting fees paid to ESB under the terms of certain consulting or monitoring agreements pursuant to which ESB, through Mr. Beattie, provided financial advisory and management services to the Company. See "Certain Relationships and Related Transactions." Salary for 1/31/97 and 1/31/96 represents consulting fees paid to ESB under the terms of the monitoring agreements described above. All consulting and monitoring agreements between the Company and ESB were terminated during the fiscal year ended January 31, 1998.

(6) Mr. Marina joined the Company as Vice President, General Counsel and Secretary in March 1996.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding Options granted during the fiscal year ended January 31, 1998 by the Company to the Named Executives.

                                                                            POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                                                                            ANNUAL RATES OF
                   COMMON                                                   STOCK PRICE
                   STOCK        PERCENT OF TOTAL    EXERCISE                APPRECIATION FOR
                   UNDERLYING   OPTIONS GRANTED     OR                      OPTION TERM(1)
                   OPTIONS      TO EMPLOYEES        BASE       EXPIRATION   ------------------
NAME               GRANTED      IN FISCAL YEAR(2)   PRICE(3)   DATE          5%($)     10%($)
Rafael Kravec           --             --%           $  --            --    $    --   $     --
E. Scott Beattie     7,500           20.0             9.38       6/20/07     42,655    109,591
Gretchen Goslin         --             --               --            --         --         --
William J. Mueller      --             --               --            --         --         --
Oscar E. Marina     10,000           26.7             8.38       3/24/02     23,089     51,080

-------------
(1) Amounts represent hypothetical gains that could be achieved for the respective Options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective Options were granted to their expiration dates. Hypothetical gains are calculated based on rules promulgated by the Commission and do not represent an estimate by the Company of its future stock price growth. This table does not take into account any appreciation in the price of the Common Stock to date.

     Actual gains, if any, on Option exercises and Common Stock holdings are dependent on the timing of such exercises and the future performance of the Common Stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the Named Executives.

(2) Assumes that Mr. Beattie's Options granted are included in the total Options granted to employees. Mr. Beattie became an employee of the Company following the date his Options were granted.

(3) The exercise price for the Options granted was based upon the market price of the Common Stock at the date of grant.


AGGREGATED FISCAL YEAR END OPTION VALUE TABLE

       The following table sets forth certain information concerning unexercised Options held by the Named Executives at January 31, 1998. There were no exercises of Options by the Named Executives during the fiscal year ended January 31, 1998.

                       NUMBER OF SHARES OF COMMON STOCK      VALUE OF UNEXERCISED
                        UNDERLYING UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS AT
                            AT JANUARY 31, 1998(#)           JANUARY 31, 1998($)(1)
                       --------------------------------   ---------------------------
NAME                     EXERCISABLE    UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
Rafael Kravec. . . . .     106,800              --        $  822,360      $
E. Scott Beattie . . .     172,567          38,333         1,006,182       150,898
Gretchen Goslin. . . .      60,067           3,333           441,182        14,998
William J. Mueller . .      60,067           3,333           441,182        14,998
Oscar E. Marina. . . .      16,668          13,332            85,422        55,828

---------------
(1) Value is based on the difference between the Option exercise price and the fair market value per share of Common Stock on January 31, 1998 ($11.00 per share which represents the closing sales price of the Common Stock on The Nasdaq National Market) multiplied by the number of shares underlying the Option.

EMPLOYMENT AGREEMENT

     The Company has an employment agreement (the "Employment Agreement") with Rafael Kravec, its Chairman, whereby he agrees to devote a majority of his business time and energies to the business and affairs of the Company. The term of the Employment Agreement extends to April 2000. The Employment Agreement is automatically renewable for successive one-year periods unless either party gives written notice at least 90 days prior to the end of a term of his or its intention not to renew. The Employment Agreement provides for a base annual salary to be determined by the Board. Mr. Kravec is also entitled to participate in the Company's other employee benefits, including, without limitation, the 1995 Plan and the Bonus Pool. The Employment Agreement provides that Mr. Kravec shall not engage or have an interest in any business competitive with or similar to that engaged by the Company during the term of the agreement and for a period of five years after its termination in the State of Florida or any other geographic area where the Company does business or in which its products are marketed. The Company has no other employment agreements with its executive officers.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Fred Berens served as a member of the Compensation Committee of the Board for the fiscal year ended January 31, 1998. Mr. Berens owns $546,000 principal amount of the Company's 7.5% Convertible Debentures. See "Certain Relationships and Related Transactions."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee submits the following report for fiscal 1998:

     The function of the Compensation Committee is to determine the compensation of the Company's senior management and other key personnel who have contributed to the performance of the Company, including bonuses, and to administer the Company's 1995 Stock Option Plan. The Company's executive compensation program consists of three primary components: base salaries, bonuses and grants of stock options. Bonuses for senior management and other key personnel are allocated from the Company's Bonus Pool pursuant to which 6% of the pre-tax profit of the Company is available as a bonus pool for the members of management and key personnel of the Company. The Compensation Committee may also, in its discretion, supplement monetary compensation with incentive compensation in the form of the grant of stock options under the 1995 Plan. All of the components of executive compensation are designed to facilitate fulfillment of the compensation objectives of the Board of Directors and the Compensation Committee, which objectives include: (i) providing market competitive compensation to attract and retain key management personnel; (ii) relating management compensation to the achievement of Company goals and the Company's performance; and (iii) aligning the interests of management with those of the Company's shareholders.

     The determination of the total compensation package for the Company's senior management and other key personnel of the Company was made after reviewing and considering a number of factors, including job responsibility, level of individual performance, achievement of Company goals and the individual's contribution to the achievement of Company goals, Company performance, compensation levels at competitive companies, as well as companies of similar size to the Company, and the Company's historical compensation levels. Following the completion of the fiscal year, the Compensation Committee met with the Chief Executive Officer and the President to review their recommendations with respect to the compensation package for members of senior management and other key personnel of the Company. The

Compensation Committee then determined the allocation of bonuses from the Bonus Pool (including the Preferred Shares discussed below) and whether to grant stock options. Other than the Bonus Pool, which is specifically tied to Company performance, the compensation decisions were based upon an overall review of all of the relevant factors without giving specific weight to any one factor.

     Based on the Compensation Committee's evaluation that several members of the Company's management and other personnel (in addition to the senior executives) also contributed to the Company's performance and achievement of its goals during fiscal 1998, the Compensation Committee allocated the Bonus Pool to a greater number of management personnel than in prior years, as well as to other key employees. In February 1998, the Compensation Committee, with the approval of the Board, acquired 32,202 shares of Series C Convertible Preferred (the "Preferred Shares") at $5.25 per share from an investor using approximately $169,000 of funds from the Bonus Pool. Each Preferred Share is convertible until the year 2005 into one share of Common Stock at a conversion price of $5.25 per share. The Preferred Shares were then allocated to the members or management and other key personnel of the Company as part of the allocation of the bonus from the Bonus Pool. The Compensation Committee believes that the distribution of the Preferred Shares is consistent with the objectives of the Company and should increase the incentive of the recipients to contribute to the achievement of the Company's goals.

     The Compensation Committee's stock option grants reflected in the Summary Compensation Table for the Named Executives were granted in March 1997 and were grants based primarily on fiscal 1997 compensation. In recognition of the enormous contribution of E. Scott Beattie to the Company since joining the Company on a full-time basis as President in April 1997, including, among other things, with respect to the Company's sales and income growth, the Company's relationships with fragrance suppliers, including acquisitions of new distribution arrangements during the fiscal year, the Company's financings, and other operational and management initiatives, the Compensation Committee granted stock options for 400,000 shares of Common Stock to Mr. Beattie in February 1998. Options for 200,000 shares are exercisable if and when the Common Stock first trades at $15.00 and options for 200,000 shares are exercisable if and when the Common Stock first trades at $20.00. In addition, at the recommendation of Rafael Kravec and the Compensation Committee, in March 1998, the Board of Directors of the Company appointed Mr. Beattie to the additional role of Chief Executive Officer of the Company. In addition to Mr. Beattie's stock option grant for fiscal 1998 performance, the Compensation Committee granted incentive stock options for 100,000 shares of Common Stock to certain of the Named Executives, other members of management and key personnel of the Company.

     The determination of salary and bonus during fiscal 1998 for Rafael Kravec, the Chairman and then Chief Executive Officer of the Company, was based primarily on job responsibility, achievement of company goals (including his role with respect to the Company's sales and income growth, the Company's relationships with fragrance suppliers and the Company's financings), the Company's performance and the compensation levels for chief executive officers at competitive companies. There was no specific relationship or formula by which Mr. Kravec's specific compensation was tied to Company performance other than the Bonus Pool. Because of his significant equity interest in the Company, Mr. Kravec did not receive any additional stock option grants or Preferred Shares.

                                         Fred Berens
                                         George Dooley


PERFORMANCE GRAPH

Note: Prior to the November 1995 Merger, the Company (which was then known as Suave Shoe Corporation) had discontinued its shoe manufacturing and distribution operations. Management of the Company believes that reflecting total return data for the Company relating to the shoe operations prior to the Merger would be of no relevance to its shareholders and potentially misleading. Accordingly, management of the Company has omitted all historical data which does not relate to the Company's fragrance operations following the Merger and has begun the performance graph comparison as of the effective date of the Merger.

The performance graph data set forth below compares the cumulative total returns, including the reinvestment of dividends, of the Common Stock with the companies in the Nasdaq Stock Market (U.S.) Index and with four peer group companies (the "Peer Group"), which include: Allou Health & Beauty Care, Inc.; Jean Philippe Fragrances, Inc.; Parlux Fragrances, Inc.; and Perfumania, Inc. The Peer Group consists of companies engaged in fragrance manufacturing, distribution and sales with similar market capitalizations to the Company at the beginning of the comparative period. The comparison covers a period from the November 30, 1995 effective date of the Merger in which the Company's operations became the fragrance operations of FFI until January 31, 1998, and is based on an assumed $100 investment on November 30, 1995 in the Nasdaq Stock Market (U.S.) Index, the Peer Group and in the Common Stock. The Common Stock is listed on the Nasdaq National Market under the symbol "FRAG."

[GRAPHIC OMITTED]

                                          Cumulative Total Return
                                 11/30/95    1/31/96    1/31/97    1/31/98
                                 --------    -------    -------    -------
   French Fragrances, Inc.          100        141        168        235

   Peer Group                       100         99         66         54

   NASDAQ National Market (U.S.)    100        100        131        155

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIPS

     Rafael Kravec, the Chairman of the Company and the President and Chief Executive Officer of Fine Fragrances, is the controlling shareholder of National Trading. E. Scott Beattie, the President and Chief Executive Officer and a director of the Company was, until September 1997, the controlling shareholder of ESB and is a director of Bedford. J.W. Nevil Thomas, a director of the Company and Bedford, is the controlling shareholder of Nevcorp. Richard C.W. Mauran, a director of the Company, BCFC and Bedford, is the controlling shareholder of Euro Credit and the co-trustee of Devonshire. Fred Berens is a director of the Company. BCFC, the parent company of Bedford, is in the process of distributing its marketable securities, including its investments in the Company, to its public shareholders. Since the May 1997 acquisition by the Company of the interest in Fine Fragrances not previously held by the Company (the "Fine Fragrances Acquisition"), Fine Fragrances is a wholly-owned subsidiary of the Company. Prior to the Fine Fragrances Acquisition, the Company had a 49.99% ownership interest in Fine Fragrances, the balance being owned by an unaffiliated third party.

RELATED TRANSACTIONS

     Following the Merger on November 30, 1995, the Company entered into a registration rights agreement with Bedford, for itself and on behalf of the investors in the two funds managed by Bedford (the "Bedford Funds") holding shares of Series B Convertible Preferred and Common Stock, Rafael Kravec, Eugene Ramos (who was the President of Suave Shoe Corporation prior to the Merger) and Fred Berens pursuant to which the Company granted certain demand and "piggyback" registration rights to such persons with respect to the Common Stock owned by them (including Common Stock issuable upon the conversion of the Series B Convertible Preferred), provided that a demand can only be made for at least an aggregate of 1,000,000 shares of Common Stock. Piggyback registration rights permit such persons to require the Company to include their shares of Common Stock in a registration for the account of the Company or other shareholders, subject to certain limitations. Demand registration rights terminate November 30, 2000, and piggyback registration rights terminate on November 30, 2002. In March 1996, the agreement was amended to grant registration rights to the investors in the Bedford Funds holding shares of the Series C Convertible Preferred with respect to the Common Stock issuable upon the conversion thereof, and in July 1996, the agreement was further amended to grant similar registration rights to the holders of 7.5% Convertible Debentures with respect to the Common Stock issuable upon the conversion thereof. In October 1997, the Company filed with the Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-3 with respect to shares of Common Stock of the Company issuable upon the conversion of Series C Preferred and 7.5% Convertible Debentures for investors of the Bedford Funds, including BCFC and Devonshire.

     Prior to April 1997, the Company was a party to certain monitoring agreements with (i) Bedford, (ii) Nevcorp, and (iii) ESB, pursuant to which such entities provided financial advisory services to the Company in exchange for consulting fees. In addition, under these agreements, the Company reimbursed Bedford, Nevcorp, and ESB for pre-approved travel expenses. All of these monitoring agreements were terminated in April 1997 and replaced with a consulting agreement with ESB (the "ESB Consulting Agreement"), pursuant to which ESB, through Mr. Beattie, provided financial advisory and management services to the Company and Mr. Beattie served as President of the Company. The ESB Consulting Agreement was terminated in September 1997, following which Mr. Beattie became an employee of the Company. See Summary Compensation Table. Pursuant to the monitoring agreements and the ESB Consulting Agreement, (i) Bedford, Nevcorp and ESB received consulting fees of $22,000, $3,667, and $186,250, respectively, during the fiscal year ended January 31, 1998.

     At January 31, 1998, the Company had outstanding approximately $4,960,000 aggregate principal amount of 7.5% Convertible Debentures, of which (i) $2,184,000 aggregate principal amount are owned by Mr. Kravec and National Trading, (ii) $546,000 aggregate principal amount are owned by Mr. Berens,
(iii) $798,942 aggregate principal amount are owned by Mr. Mauran and Devonshire, and (iv) $8,374 aggregate principal amount are owned by ESB.

     At January 31, 1998, the Company had outstanding advances from National Trading in the principal amount of $294,000, which advances bear interest at the prime rate and are short-term in nature.

     The Company is a party to a lease agreement dated as of July 2, 1992, with National Trading, pursuant to which the Company leases from National Trading a 55,000 square foot facility (the "National Trading Facility") which, prior to May 1997, served as the Company's executive offices and now serves as a warehouse facility. The property is subject to a mortgage by National Trading to secure its obligation for industrial development revenue bonds issued through the Dade County Industrial Development Authority in the original amount of $3 million. Under the terms of the lease, the Company has an option to purchase the National Trading Facility on or before the end of the lease term at a price of $1.8 million less the amount equal to the product of $10,000 multiplied by the number of months for which the Company has paid rent pursuant to the lease ($1,100,000 at April 30, 1998). The Company and National Trading are pursuing a sale or lease of the National Trading Facility to a third party that would discharge the Company from the lease obligation. There is no assurance that any such sale or lease will be consummated. The Company made lease payments to National Trading during the fiscal year ended January 31, 1998 totaling $255,000.

     Prior to the Fine Fragrances Acquisition, the Company had been a party to a management agreement with Fine Fragrances (the "Management Agreement"), pursuant to which the Company provided office space and equipment, warehousing and delivery facilities and certain managerial, accounting and legal services to Fine Fragrances in return for a management fee of 12% of the gross sales of Fine Fragrances payable on a monthly basis. In addition, the Company was reimbursed for certain business expenses incurred by the Company in connection with the performance of the services under the Management Agreement. The Company received management fees under the Management Agreement totaling approximately $242,000 during the fiscal year ended January 31, 1998. The Management Agreement was terminated upon consummation of the Fine Fragrances Acquisition.

               PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF
                             INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of Deloitte & Touche LLP to continue as the independent auditors for the Company for the fiscal year ending January 31, 1999. Deloitte & Touche LLP has been acting as the independent auditors of the Company since February 22, 1996, and served as the independent auditors of FFI, whose fragrance distribution operations became the operations of the Company following the Merger, since FFI's inception in 1992. In conjunction with the appointment of Deloitte & Touche LLP, on February 22, 1996, the Board of Directors of the Company, based on the recommendation of the Audit Committee of the Board, dismissed Arthur Andersen LLP as the independent auditors of the Company. Arthur Andersen LLP served as the independent auditors of the Company when it was known as Suave Shoe Corporation and when its business operations consisted of the manufacture of athletic footwear. The Board based its decision to change independent auditors for the Company on management of FFI's experience with Deloitte & Touche LLP and Deloitte & Touche LLP's familiarity with the fragrance operations of the Company following the Merger.

     Although the dismissal of Arthur Andersen LLP occurred during the Company's fiscal year ended January 31, 1997, Arthur Andersen LLP did not have any role with respect to the financial statements for the Company during such fiscal year. Arthur Andersen LLP's last report was on the financial statements of Suave Shoe Corporation for the fiscal year ended September 30, 1995, and such report did not contain an adverse opinion or a disclaimer of opinion, nor was any such opinion qualified or modified as to uncertainty, audit scope or accounting principles, although such report gave emphasis, in a separate paragraph, to the shareholders' approval of the Merger. This "emphasis" paragraph did not modify or qualify the independent auditors' report for the fiscal year ended September 30, 1995. During the fiscal year ended September 30, 1995 and subsequent interim periods, there were no disagreements between the Company and Arthur Andersen LLP concerning any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with any of its reports on the Company's financial statements. During the fiscal year ended September 30, 1995 and subsequent interim periods, there were no matters which may be construed as "reportable events" within the meaning of Item 304(a)(1)(v)(A) through (D) of Regulation S-K promulgated by the Commission.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders, will be given an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JANUARY 31, 1999.


                             SHAREHOLDER PROPOSALS

     Shareholder proposals to be considered for inclusion in the proxy materials of the Company for its 1998 Annual Meeting of Shareholders must be received by the Company by January 22, 1999.


                                OTHER MATTERS

     The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by facsimile transmission. The Company will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

     The Board of Directors is not aware of any matters to be presented at the meeting other than the matters described herein and does not intend to bring any other matters before the meeting. However, if any other matters should come before the meeting, or any adjournment thereof, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.


                                       By Order of the Board of Directors

                                       OSCAR E. MARINA
                                       Secretary


Miami, Florida
May 22, 1998.

                  REVOCABLE PROXY - COMMON STOCK
                     FRENCH FRAGRANCES, INC.
                  ANNUAL MEETING OF SHAREHOLDERS
                          June 25, 1998

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

       The undersigned hereby appoints Oscar E. Marina and William J. Mueller as proxies each with full powers of substitution to act, as attorneys and proxies for the undersigned, to vote all shares of Common Stock of French Fragrances, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held at the Company's executive offices at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, on Friday, June 25, 1998 at 10:00 a.m., Eastern Standard Time, and at any postponement or adjournment thereof, as stated on the reverse side.

       THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED HEREIN. IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1 AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS WHICH IS PROPOSAL 2, AND ON OTHER MATTERS PRESENTED FOR A VOTE, IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS ACTING UNDER THIS PROXY. IN THE EVENT ANY NOMINEE FOR ELECTION AS DIRECTOR BECOMES UNAVAILABLE TO SERVE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BALANCE OF THOSE NAMED AND A SUBSTITUTE SELECTED BY THE PERSONS NAMED IN THE PROXY.

       Each shareholder giving a proxy has the power to revoke it any time before it is voted, either in person at the Annual Meeting, by written notice to the Secretary of French Fragrances, Inc. or by delivery of a later-dated proxy. Attendance at the Annual Meeting without further action will not automatically revoke a proxy.

  [CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE]

                      [REVERSE SIDE OF CARD]

The Board of directors recommends a vote FOR         Please mark your votes
Items 1 and 2.                                       as indicated in this
                                                     example   [X]

Item 1- ELECTION OF DIRECTORS

   Rafael Kravec            J.W. Nevil Thomas
   E. Scott Beattie         Fred Berens
   Richard C.W. Mauran      George Dooley

FOR                WITHHOLD AUTHORITY
[ ]                       [ ]

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:
_____________________________________________________________
_____________________________________________________________
_____________________________________________________________

Item 2- RATIFICATION OF APPOINTMENT OF
        DELOITTE & TOUCHE LLP AS
        INDEPENDENT AUDITORS FOR THE
        FISCAL YEAR ENDED JANUARY 31, 1999

FOR         AGAINST        ASBSTAIN
[ ]           [ ]            [ ]

Other Business
--------------

In their judgment, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.


Signature: _______________________________

Signature: _______________________________

Date: ______________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.